UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/18/2006

Remec, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-16541

California	95-3814301
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3790 Via de la Valle, San Diego, CA 92014
(Address of principal executive offices, including zip code)

858-259-4302
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

3G Infrastructure Services AB Settlement

Effective on July 18, 2006, REMEC, Inc. and its wholly-owned subsidiary REMEC UK Ltd. (collectively, "REMEC") entered into a Settlement Agreement with 3G Infrastructure Services AB ("3GIS").

As previously reported, on January 31, 2006, 3GIS filed a Request for Arbitration with the Arbitration Institute of the Stockholm Chamber of Commerce, naming REMEC UK Ltd as the Respondent. The Request for Arbitration claims that REMEC UK Ltd is liable for alleged defects in Tower Mounted Amplifiers ("TMAs") sold to 3GIS pursuant to a Product Purchase Agreement entered into in February 2002. On February 17, 2006, REMEC UK Ltd filed its response, denying all liability.

The Settlement Agreement provides for the settlement and complete release of all claims related to alleged defects in TMAs sold by REMEC UK Ltd. to 3GIS, and the dismissal of the arbitration proceeding. The settlement was made without admission of liability by REMEC or any other party. The financial aspects of the settlement remain confidential pursuant to the terms of the Settlement Agreement.

Telenor Sverige AB Settlement

Effective on July 18, 2006, REMEC, Inc. and its wholly-owned subsidiary REMEC Europe Ltd. (collectively, "REMEC") entered into a Settlement Agreement with Telenor Sverige AB ("Telenor").

As previously reported, on February 7, 2006, Vodafone Sverige AB ("Vodafone") notified REMEC through its counsel that it intended to file a Request for Arbitration with the Arbitration Institute of the Stockholm Chamber of Commerce, naming REMEC Europe Ltd as the Respondent. The draft Request for Arbitration provided by Vodafone claims that REMEC Europe Ltd is liable for alleged defects in TMAs sold to Vodafone pursuant to a Framework Agreement for the Supply of UMTS TMA entered into in July 2002. In January 2006, Vodafone Sverige was acquired by Telenor ASA, and the name of Vodafone Sverige AB was changed to Telenor Sverige AB on April 20, 2006.

This Settlement Agreement provides for the settlement and complete release of all claims related to alleged defects in TMAs sold by REMEC Europe Ltd. to Telenor. The settlement was made without admission of liability by REMEC or any other party. The financial aspects of the settlement remain confidential pursuant to the terms of the Settlement Agreement.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Remec, Inc.

Date: July 20, 2006	By:	/s/ Richard A. Sackett
Richard A. Sackett
President